Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Credit Agreement

dated as of April 4, 2019

by and between

ExWorks Capital Fund I, L.P. (Lender)
333 West Wacker Drive, Suite 1620, Chicago, Illinois 60606, USA

and

WISeCoin AG (Borrower)
c/o WISeKey International Holding AG, General-Guisan-Strasse 6, 6300 Zug, Switzerland

(the Lender and Borrower each a Party and together the Parties)

regarding

USD 4,000,000 Term Facility

TABLE OF CONTENTS

1.	Definitions and Interpretation		5
	1.1.	Definitions	5
	1.2.	Interpretation	12
2.	The Facility		12
3.	Purpose		12
4.	Documents to be delivered on the Date of this Agreement		12
5.	Conditions of Utilization		13
6.	Utilization Request		14
	6.1.	Delivery of the Utilization Request	14
	6.2.	Completion of the Utilization Request	14
	6.3.	Currency and amount	14
7.	Final Maturity		14
8.	Repayment		14
	8.1.	Repayment and Prepayment of Loan	14
	8.2.	Reborrowing	15
	8.3.	Illegality	15
	8.4.	Voluntary Prepayment of Loan	15
	8.5.	Restrictions	15
	8.6.	Option Right	15
9.	Interest and Fees		16
	9.1.	Interest Rates	16
	9.2.	Interest Payment Dates	16
	9.3.	Payment in Kind Interest	16
	9.4.	Default Interest	17
	9.5.	Computation	17
	9.6.	Minimum Interest Rate	17
	9.7.	Intent to Limit Charges to Maximum Lawful Rate	18
	9.8.	Success Fee	18
10.	Representations and Warranties		18
	10.1.	Organization	18
	10.2.	Financial Statements	19
	10.3.	Absence of Conflicting Obligations	19
	10.4.	Taxes	19
	10.5.	Non-Bank Rules	19

	10.6.	Absence of Material Litigation	19
	10.7.	Full Disclosure	20
	10.8.	Compliance with Applicable Laws	20
	10.9.	Subsidiaries	20
11.	Negative Covenants		20
	11.1.	Restriction on Liens	20
	11.2.	Reserved Restriction on Indebtedness	20
	11.3.	Mergers; Consolidations; Organizational Changes	21
	11.4.	Contingent and Third Party Liabilities	21
	11.5.	Changes	21
	11.6.	Restricted Payments and Shareholder Loans	21
	11.7.	At Arm’s Length Transactions	21
	11.8.	Certain Debt Payments	22
	11.9.	Certain Agreements	22
	11.10.	Negative Pledge	22
	11.11.	Asset Transfers	22
	11.12.	Subsidiaries	22
12.	Affirmative Covenants		22
	12.1.	Existence; Payment of Taxes and Other Liabilities	22
	12.2.	Transaction Security	22
	12.3.	Accounting System	23
	12.4.	Accounting Records; Reports	23
	12.5.	Litigation	24
	12.6.	Compliance with Applicable Laws	24
	12.7.	Further Assurances	24
	12.8.	Notice	25
	12.9.	Use of Loan	25
	12.10.	Non-Bank Rules	25
	12.11.	Broker’s Fees	25
13.	Defaults		25
	13.1.	Default in Payment of Obligations Borrower fails to pay:	26
	13.2.	Default under Loan Documents	26
	13.3.	Representations or Statements False	26
	13.4.	Default on Other Debt	26
	13.5.	Judgments	26
	13.6.	Bankruptcy; Insolvency	27
	13.7.	Material Adverse Change	27
	13.8.	Levy or Attachment	27
	13.9.	Challenge to Loan Documents	27
14.	Remedies on Occurrence of an Event of Default		27

	14.1.	Right and Remedies	27
	14.2.	No Waiver	27
15.	Tax Gross-Up and Indemnities		27
	15.1.	Tax Gross-Up	28
	15.2.	Tax Indemnity	28
16.	General Terms		28
	16.1.	Expenses, Fees and Costs; Indemnification; Confidentiality	28
	16.2.	Currency Conversions	29
	16.3.	Assignments and Participations	29
	16.4.	Right to Inspect and Audit	29
	16.5.	Exculpation and Indemnity	30
	16.6.	Remedies and Waivers	30
	16.7.	Amendments and Waivers	30
	16.8.	Counterparts	30
	16.9.	Notices	31
	16.10.	Loan Agreement Controls	31
	16.11.	Severability	31
	16.12.	Payment Mechanics	31
	16.13.	Set-Off	32
	16.14.	Patriot Act	32
	16.15.	Confidentiality	32
	16.16.	Entire Agreement of the Parties	32
	16.17.	Execution of the Agreement	33
	16.18.	Governing Law and Jurisdiction	33
Schedule 1: Term Sheet			35
Schedule 2: Documents to be delivered on the Date of this Agreement			36
Schedule 3: Funding Conditions			37
Schedule 4: Form of Utilization Request			38

1.	Definitions and Interpretation

1.1.	Definitions

In addition to the terms defined in this Agreement, the following terms have the given definitions:

Affiliate means with respect to any entity, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the applicable entity.

Agreement means this USD 4,000,000 term facility agreement.

Business Day means a day on which commercial banks are open for business in New York, New York, USA and Zurich, Switzerland, other than Saturdays and Sundays.

CHF means Swiss Francs, the lawful currency of Switzerland.

Claims means any demand, claim, action or cause of action, damage, liability, loss, cost, debt, expense, obligation, tax, assessment, charge, lawsuit, contract, agreement or undertaking, of any kind or nature, whether known or unknown, fixed, actual, accrued or contingent, liquidated or unliquidated (including interest, penalties, attorneys’ fees and other costs and expenses incident to proceedings or investigations relating to, or the defense of, any of the foregoing), whether or not litigation has commenced.

Collateral means all collateral security for the Obligations given to Lender by Borrower or the Security Grantor or a Lien on any of their property securing payment of the Obligations.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled have correlative meanings.

Confidential Information means all information relating to Borrower or any of its Affiliates which Lender receives from Borrower or any of its Affiliates (whether prior to or after the date hereof) with regard to the entry in and the operation of this Agreement and the other Loan Documents but does not include information which (i) prior to delivery of such information to Lender, was already in the possession of Lender from sources other than Borrower or its Affiliates, (ii) was or becomes generally available to the public other than as a result of disclosure by Lender, (iii) becomes available to Lender on a non-confidential basis from a source other than Borrower or its Affiliates, provided that Lender was not aware that such source is bound by a confidentiality agreement with, or obligation of secrecy to, Borrower or any of its Affiliates or (iv) was or is independently developed by Lender without recourse to Confidential Information.

Conversion Price means the price per Token at which the Tokens, based on the Term Sheet, have been issued by the Borrower to the initial Purchaser, converted into US dollars using the relevant exchange rates published in the U.S. national edition of the Wall Street Journal on the Business Day immediately preceding the date on which the Tokens have been issued.

Default means an event or occurrence that with the passage of time or the giving of notice will be an Event of Default.

Equity Interest means, with respect to any Person, the shares of capital stock, participations in profits or other equivalents (however designated and including any preferred stock of the Person or similar interests that is given preference to common shares in receiving dividends or distributions made by the Person), membership interests or units, partnership or entity units or other interests similar to capital stock.

Event of Default shall have the meaning ascribed to such term in Clause 13 (Defaults).

Excluded Taxes mean taxes and assessments that are imposed on Lender’s overall net income by the United States of America.

Expenses means all documented fees and out of pocket disbursements reasonably incurred by Lender, including out-of-pocket fees of counsel and court costs, in any way arising from or in connection with this Agreement, any other Loan Document, any of the Collateral, including, without limitation, (i) documented examination costs as well as the associated travel expenses of any examiners, if applicable; (ii) all documented fees and expenses (including recording fees and bank administration charges) of Lender and fees of counsel for Lender for the preparation, examination, approval, negotiation, execution and delivery of, or the closing of any of the transactions contemplated by, this Agreement or any other Loan Document; and (iii) all documented fees and out of pocket disbursements incurred by Lender, including attorneys’ fees, in any way arising from or in connection with any action taken by Lender to monitor, advise, administer, enforce or collect any of the Obligations under this Agreement or any other Loan Document, and (iv) all documented out-of-pocket expenses and fees (including attorneys’ fees) incurred in relation to, in connection with, in defense of or in prosecution of any litigation, instituted by Borrower (unless Borrower prevails in all respects in such litigation, in which case Borrower will not be obligated to pay Lender’s expenses and fees incurred with such litigation) or any third party against or involving Lender arising from, relating to, or in connection with any of the Obligations or any Loan Document provided, however, that the fees, expenses and costs incurred by Lender for its legal counsel in connection with establishing and negotiating the Loan Documents prior to the date hereof shall in no event exceed CHF 30,000.

Facility means the term credit facility made available under this Agreement as described in Clause 2 (The Facility).

Facility Amount means USD 4,000,000, to the extent not cancelled or reduced.

Funding Conditions means the conditions precedent to the funding of the Loan as set forth in Schedule 3 (Funding Conditions).

Funding Date means the date on which Lender funds the Loan to Borrower in accordance with the terms and conditions of this Agreement.

GAAP means the general accounting principles as per the Swiss Code of Obligations.

Governmental Authority means any nation or government, and any political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

Governmental Orders means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

Guidelines means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt S-02.123 vom 22 September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)), guideline S-02.132 in relation to issuance stamp duty on fixed deposits of 1 April 1993 (Merkblatt S-02.132 vom 1. April 1993 betreffend Emissionsabgabe auf Festgeldanlagen bei inländischen Banken), guideline S-02.130.1 in relation to accounts receivables of Swiss debtors of April 1999 (Merkblatt S-02.130.1 vom April 1999 Geldmarktpapiere und Buchforderungen inländischer Schuldner), guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt S-02.122.1 vom April 1999 betreffend Obligationen), circular letter no. 34 in relation to customer credit balances of 26 July 2011 (Kreisschreiben Nr. 34 vom 26. Juli 2011 betreffend Kundenguthaben), guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt S-02.128 vom Januar 2000 Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen) and the circular letter no. 15 in relation to bonds and derivatives of 3 October 2017 (Kreisschreiben Nr. 15 vom 3. Oktober 2017 betreffend Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer sowie der Stempelabgaben), all as issued, and as amended from time to time, by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time, including the established practice of the Swiss Federal Tax Administration.

Insolvency Event means, with respect to any person or entity, that such person or entity: (a) becomes insolvent; (b) is unable, or admits in writing its inability, to pay debts as they generally mature; (c) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; (d) files on its behalf or consents to an Insolvency Proceeding; (e) has an Insolvency Proceeding filed or instituted against it that is not stayed or dismissed within 60 days after it is filed or instituted; (f) applies to a court for the appointment of a receiver, trustee or custodian for any of its assets; (g) has a receiver, trustee or custodian appointed for any of its assets (with or without its consent); or (h) commences a self-liquidation of its assets.

Insolvency Proceeding means any of the following events:

(a)	any corporate action, legal proceedings or other procedure or step exists or is taken in relation to, or threatened that could result in:

(i)	bankruptcy, insolvency, suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any such Swiss entity;

(ii)	a composition or assignment;

(iii)	an arrangement with any creditor of such Swiss entity; or

(b)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any such Swiss entity or such entity’s assets.

Interest Payment Date shall have the meaning ascribed to such term in Clause 9.2 (Interest Payment Dates).

Interest Rate shall have the meaning ascribed to such term in Clause 9.1 (Interest Rates).

Investment means, as applied to any Person, (i) any direct or indirect acquisition by the Person of any Equity Interest, other securities or other interests of, or investments in, any other Person, or all or any substantial part of the business or assets of any other Person, and (ii) any direct or indirect loan, gift, advance or capital contribution by such Person to any Person other than a Controlled subsidiary of Borrower.

Laws means any (i) federal, state, county, local or foreign constitution, treaty, statute, law, ordinance, regulation, interpretation, rule, code or rule of common and/or Swiss law, including all Foreign Ownership, Control or Influence and International Traffic In Arms regulations, of any Governmental Authority, including Customs Requirements, and laws and regulations imposed by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), the United Nations Security Council (UNSC), the European Union, Switzerland, Her Majesty’s Treasury (HMT), (ii) consent or similar agreements with any Governmental Authority, and (iii) any Governmental Orders.

Lien means any lien, charge, mortgage, security interest, pledge or other encumbrance on any property or interests in property of any Loan Party.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan, but excluding – for the avoidance of doubt – the Success Fee.

Loan Documents means, collectively, this Agreement, a Security Agreement and any other agreements designated as such by a Loan Party and Lender.

Loan Parties means, collectively, Security Grantor and Borrower, each a Loan Party.

Material Adverse Change mean a material adverse effect on or material adverse change in, as the case may be, (i) the business, assets or financial condition of Borrower, (ii) the ability of the Loan Parties (taken as a whole) to perform or observe the payment obligations under this Agreement or any other Loan Document to which it is a party; or (iii) the material rights and remedies available to Lender under any Loan Document.

Non-Bank Rules means the Ten Non-Bank Rule and the Twenty Non-Bank Rule. Non-Qualifying Bank means a person other than a Qualifying Bank.

Non-Qualifying Bank means a person other than a Qualifying Bank.

Obligations means the Loan, and all other obligations owing by Borrower to Lender for the payment of money pursuant to any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and all Expenses which Borrower is required to pay or reimburse pursuant to the Loan Documents.

Participation Certificate means as the equity securities referred to as “Participation Certificate(s)” in the Term Sheet.

Patriot Act means the USA Patriot Act, Title III of Public Law 107-56 (signed October 26, 2001).

Permitted Liens means:

(a)	Liens for taxes, assessments or governmental charges, and Liens incident to construction, which are not delinquent or are being contested in good faith by Borrower by appropriate proceedings, which will prevent foreclosure of those Liens, and against which adequate reserves have been provided, and upon demand, with adequate security being posted with Lender;

(b)	Liens or deposits in connection with insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as condition to the transaction of business or the exercise of any right, privilege or license; or other Liens or deposits of a like nature made in the ordinary course of business;

(c)	Liens, charges and security interests granted in the ordinary course of business;

(d)	Liens, charges and security interests arising by operation of law; and

(e)	Liens, charges and security interests granted to Lender.

Person means any individual, trustee, sole proprietorship, partnership (general or limited), joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership and other entity or any Governmental Authority.

PIK Interest has the meaning ascribed to such term in paragraph (a) of Clause 9.3 (Payment in Kind Interest).

Purchaser has the meaning ascribed to such term in the Term Sheet.

Qualifying Bank means a person or entity which (a) effectively conducts banking activities with its own infrastructure and staff as its principal purpose and (b) which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all in accordance with the Guidelines.

Restricted Payment means, with respect to any Person, any one or more of the following:

(a)	any payment on account of the purchase, acquisition or redemption of any Equity Interests in the Person now or hereafter outstanding, or any other payment or distribution made in respect thereof, or other acquisition for value, directly or indirectly, or the purchase, acquisition or redemption, of any Equity Interests in the Person now or hereafter outstanding by the Person;

(b)	any payment of management, consulting, servicing or advisory fees (or other fees of a similar nature) by the Person to any Affiliate, except for payments in the ordinary course of business;

(c)	for as long as WISeCoin R&D has not guaranteed the Obligations and not provided security over its material assets pursuant to Clause 12.2, any payments to WISeCoin R&D which are not in the ordinary course of Borrower’s business; and

(d)	any payment to holders of Tokens in respect thereto;

provided, however, that in no event shall the issuance of Tokens, and the conversion of Tokens into Participation Certificates, all as substantially set forth in the Term Sheet, be considered a Restricted Payment for purposes of this Agreement.

In no event will any dividend, distribution, payment, prepayment or extension of credit between, or Investment in, any Loan Party or their direct or indirect Controlled subsidiaries be deemed to be a Restricted Payment.

Security Agreement means any agreement that grants or conveys a Lien that secures the Obligations.

Security Grantor means, with respect to the pledge of shares in the Borrower as specified in Schedule 2, WISeKey International Holdings AG, a stock corporation (Aktiengesellschaft) incorporated in Switzerland and registered in the commercial register of the Canton of Zug under registration number CHE-143.782.707, with its registered office at General-Guisan-Strasse 6, 6300 Zug, Switzerland, and any other entity that grants any Lien securing the Obligations, based on the procurement obligation set forth in Clause 12.2.

Swiss Federal Tax Administration means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

Swiss Withholding Tax means taxes imposed under the Swiss Withholding Tax Act.

Swiss Withholding Tax Act means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz Ober die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature, including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same or any addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority, whether current or deferred, and whether disputed or not.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under this Agreement (or any Loan Documents).

Ten Non-Bank Rule means the rule that the aggregate number of creditors, other than Qualifying Banks under this Agreement must not at any time exceed ten (10), all in accordance within the meaning of the Guidelines.

Token means a security token known as “WISeSecurity Token” or “WCN Token” as may be issued by the Borrower from time to time after the date hereof, such issuance, and the principal terms applicable to such Tokens, substantially as set forth on the Term Sheet attached hereto in Schedule 1 (the Term Sheet).

Twenty Non-Bank Rule means the rule that the aggregate number of creditors, other than Qualifying Banks, of a Swiss person or entity (Inländer), under all outstanding written debt instruments relevant for classification as a cash debenture (Kassenobligation), such as loans, notes, facilities and/or private placements must not at any time exceed twenty (20), all in accordance within the meaning of the Guidelines.

USD means United States dollars, the lawful currency of the United States of America.

Utilization Request means the notice substantially in the form set out in Schedule 4 (Form of Utilization Request).

1.2.	Interpretation

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	Borrower, Lender or any Party shall be construed so as to include its successors in title, permitted assigns, and permitted transferees to, or of, its rights and/or obligations under the Loan Documents;

(ii)	references to any agreement or other document are references to such agreement or document as amended, restated, novated, supplemented, extended or replaced, from time to time, in accordance with its terms;

(iii)	references to any provisions of law, act or regulation or to any act, law or regulation is a reference to that provision of law, act or regulation or law, act or regulation as amended, supplemented or re-enacted from time to time;

(iv)	references to Clauses and Schedules are references to clauses of and schedules to this Agreement;

(v)	words importing the plural shall include the singular and vice-versa; and

(vi)	“including” means “including without limitation”, not limiting the term(s) to which the word relates to the example(s) thereafter mentioned.

2.	The Facility

Subject to the terms of this Agreement, Lender will make available to Borrower a USD term loan facility in an amount equal to the Facility Amount.

3.	Purpose

(a)	Borrower shall apply all amounts borrowed by it under the Facility towards its general working capital needs or for general business development purposes.

(b)	Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Documents to be delivered on the Date of this Agreement

On the date of this Agreement, Borrower shall deliver to Lender all of the documents and other evidence listed in Schedule 2 (Documents to be delivered on the Date of this Agreement) in form and substance satisfactory to Lender.

5.	Conditions of Utilization

Notwithstanding any other terms of this Agreement, the utilization and funding of the Loan by Lender is subject to the satisfaction of all the following conditions as of the Funding Date of the Loan:

(a)	Lender has received the Utilization Request in accordance with Clause 6 (Utilization Request);

(b)	the Funding Conditions are satisfied, in form and substance satisfactory to Lender. In connection with satisfaction of the Funding Conditions, all papers and other documents relating to the transactions contemplated by the Loan Documents (including the granting of Liens), are in form and substance satisfactory to Lender, and where appropriate, original signatures or copies certified by proper authorities, corporate officials and other Persons have been delivered to Lender;

(c)	Borrower’s representations and warranties in this Agreement and any other Loan Document are in all respects true as of the Funding Date of the Loan, unless the applicable representation or warranty is made as of a specific date, in which case the representation shall have been true and correct in all material respects as of that date;

(d)	no Default or Event of Default under this Agreement or any Loan Document exists;

(e)	no Material Adverse Change has occurred since the earlier of (i) the date of the most recent financial statement of Borrower provided to Lender and (ii) the date on which this Agreement is signed;

(f)	the consummation of the transactions contemplated by the Loan Documents and the funding of the Loan (i) is not prohibited by, and do not violate any Laws applicable to Borrower, (ii) is not enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order, decree, ruling or other Governmental Order, and (iii) there is no action, suit, proceeding or investigation pending against Borrower that draws into question the validity, legality or enforceability of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby;

(g)	each of the covenants, agreements and obligations of the Loan Parties (or any them) under the Loan Documents to be performed or satisfied by them (or it) have been performed or satisfied by them (or it) in all material respects;

(h)	Borrower has paid to Lender, in immediately available funds, all Expenses and fees due and payable under the Loan Documents; and

(i)	the Loan Parties have obtained all consents and made all public filings required to be obtained from, or filed with all Governmental Authorities and other Persons in connection with the transactions contemplated by the Loan Documents and all applicable waiting periods have expired.

6.	Utilization Request

6.1.	Delivery of the Utilization Request

Borrower may utilize the Facility by delivery to Lender of a duly completed Utilization Request not later than 10 a.m. CET two (2) Business Days before the proposed Funding Date, all in accordance with the terms and conditions of this Agreement.

6.2.	Completion of the Utilization Request

(a)	The Utilization Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Funding Date is a Business Day; and

(ii)	the currency and amount of the Utilization comply with Clause 6.3 (Currency and amount).

(b)	Only one Utilization Request may be filed.

6.3.	Currency and amount

(a)	The currency specified in the Utilization Request must be USD.

(b)	The amount of the proposed Loan must be an amount which is not more than the Facility Amount.

7.	Final Maturity

Subject to the terms of this agreement, the final maturity date of the Facility shall be the date falling twelve (12) months from the date of this Agreement (the Termination Date).

8.	Repayment

8.1.	Repayment and Prepayment of Loan

(a)	Notwithstanding anything to the contrary in this Agreement, the Loan shall become due and payable and Borrower shall repay the Loan together with accrued and unpaid interest thereon including, without limitations, any PIK Interest and all other amounts due by it under this Agreement in full on the earlier of:

(i)	the Termination Date; or

(ii)	the occurrence of an Event of Default in accordance with and as set out in Clause 13 (Defaults).

8.2.	Reborrowing

Borrower may not reborrow the Facility (or – for the avoidance of doubt – any part of it) which is repaid or prepaid.

8.3.	Illegality

If, in any applicable jurisdiction, it becomes unlawful for Lender to perform any of its obligations as contemplated by this Agreement to fund or maintain its participation in any Loan:

(a)	Lender shall promptly notify Borrower upon becoming aware of that event;

(b)	the Facility will be immediately cancelled and reduced; and

(c)	Borrower shall repay the outstanding Loan on the date specified by Lender in the notice delivered to Borrower (being no earlier than the last day of any applicable grace period permitted by law).

8.4.	Voluntary Prepayment of Loan

Borrower may, if it gives Lender not less than ten (10) Business Days’ prior notice, prepay the whole or any part of the Loan.

8.5.	Restrictions

(a)	Any notice of prepayment given by any Party under this Clause 8 (Repayment ) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid (other than any interest requested by the Borrower to be treated as PIK Interest in accordance with the terms of this Agreement), without premium or penalty.

(c)	Borrower shall not repay or prepay all or any part of the Loan except in the manner expressly provided for in this Agreement.

8.6.	Option Right

(a)	The Loan as well as any payments of interest on the Loan and fees may be paid in either cash or, at Lender’s sole option, in Tokens, in case of Tokens applying the Conversion Price. The maximum number of Tokens the Borrower shall be required to issue and deliver upon exercise by the Lender of its option under this Clause 8.6(a) shall be 625,000. If Lender elects to have the Loan and/or interest accrued under the Loan for any particular month and/or Expenses or fees paid in Tokens, the Lender shall give notice to the Borrower at least five (5) Business Days prior to the due date of the relevant payment. For the avoidance of doubt, the Lender may exercise the option provided in this Clause 8.6 at its full discretion in respect of all or any part of the amounts outstanding under and/or in connection with this Agreement and the Lender may exercise such option repeatedly until any and all amounts owed by the Borrower under and/or in connection with this Agreement have been fully discharged by the Borrower in accordance with the terms of this Agreement.

(b)	In case the Lender elects to receive Tokens, the following shall apply:

(i)	the Borrower shall issue the relevant number of Tokens within five (5) Business Days after submission of such notice by the Lender to the Borrower; the Tokens shall be credited to the “wallet” as designated by the Lender in such notice, provided, however, that Borrower shall in no event be required to issue to Lender Tokens on any date prior to the initial issuance of any Tokens to Purchasers, all as further set forth in the Term Sheet;

(ii)	the Borrower represents as of the date of such issuance of Tokens to the Borrower that the Tokens have been validly issued, free and clear of any encumbrance (save as described in the relevant “white paper”) and meet any of the descriptions based on which the Tokens had been offered to Purchasers as

(iii)	further set forth in the Term Sheet;

(iv)	the Borrower represents as of any date on which Tokens are issued that the Tokens and their issuance by the Borrower comply with all applicable laws and regulations.

9.	Interest and Fees

9.1.	Interest Rates

The aggregate outstanding amount of the Loan will bear interest at a rate of [***] per year (the Interest Rate).

9.2.	Interest Payment Dates

All interest shall be due and payable on the first day of each month (each an Interest Payment Date), pro rata, in arrears.

9.3.	Payment in Kind Interest

(a)	At Borrower’s request, up to USD 80,000 in the aggregate of accrued interest may be “paid in kind” by capitalizing such interest (the PIK Interest) and adding it to (and thereby increasing) the aggregate outstanding principal balance of the Loan, provided that

(i)	a request for an interest payment to be made as PIK Interest will be delivered by the Borrower to the Lender ten (10) Business Days prior to the date such interest payment would become due; and

(ii)	the Lender does not exercise its option rights pursuant to Clause 8.6 (Option Right) with regard to the respective interest payment.

(b)	PIK Interest shall be treated as principal and shall itself accrue interest from and after the date it was due. All PIK Interest shall be due and payable on the Termination Date.

9.4.	Default Interest

The aggregate outstanding amount of the Loan will bear interest from and after the occurrence and during the continuation of an Event of Default, without constituting a waiver of any Event of Default, at the rate of 3.0% per annum above the otherwise applicable rate.

9.5.	Computation

All interest chargeable under the Loan Documents will be computed on the basis of a 360 day year for the actual number of days elapsed.

9.6.	Minimum Interest Rate

If a Tax Deduction is required by law in respect of any interest payable by Borrower and should it be unlawful for Borrower to comply with paragraph (a) of Clause 15.1 (Tax Gross-Up) for any reason, where this would otherwise be required by the terms of paragraph (a) of Clause 15.1 (Tax Gross-Up), then (i) the applicable interest rate in relation to that payment shall be the rate which would have applied to that payment as provided for by Clause 9.1 (Interest Rates) divided by one minus the rate at which the relevant Tax Deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of one); and (ii) Borrower shall (A) pay the relevant interest at the adjusted rate in accordance with paragraph (i) above and (B) make the Tax Deduction on the interest so recalculated, and all references to an interest rate under this Agreement shall be construed accordingly. To the extent that an interest payable by Borrower becomes subject to Swiss Withholding Tax, the Loan Parties shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for Borrower to obtain authorization to make interest payments without being subject to Swiss Withholding Tax and/or for Lender to get a partial or full refund of Swiss Withholding Tax.

9.7.	Intent to Limit Charges to Maximum Lawful Rate

In no event shall the interest rates payable under the Loan Documents, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction, in a final determination, deems applicable. Borrower and Lender, in executing and delivering the Loan Documents, intend to agree upon the rate or rates of interest and manner of payment stated within the Loan Documents. However, if the rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and will be liable only for the payment of the maximum as allowed by law, and payments received from Borrower in excess of the legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of the excess.

9.8.	Success Fee

Borrower shall pay Lender a success fee of USD 160,000 (Success Fee) which will be fully earned and non-refundable on the Funding Date, but not payable until the sooner of (i) termination of this Agreement, (ii) the Termination Date, (iii) payment in full of all Obligations; and (iv) the occurrence of an Event of Default that is not cured or remedied within any cure or grace period. If Borrower voluntarily prepays the Loan prior to the Termination Date, the Success Fee will be reduced on a pro rata basis. If Borrower prepays only part of the Loan prior to the Termination Date, the Success Fee shall be reduced on a pro rata basis in an amount which is proportional to the amount prepaid.

10.	Representations and Warranties

Borrower makes the representations and warranties set out in this Clause 10 (Representations and Warranties) to Lender on and as of the date of this Agreement, the date of any Utilization Request, as of the respective Funding Date and as of any Interest Payment Date.

10.1.	Organization

(a)	Borrower is a stock corporation (Aktiengesellschaft) duly formed and existing under the laws of Switzerland, and the execution, delivery and performance of the Loan Documents to which it is a party, including this Agreement, are within its organizational powers, have been duly authorized, are not in contravention of applicable law or its articles of association and do not require the consent or approval of any third party, including any governmental body, agency or authority.

(b)	Borrower is , to the extent required under applicable law, duly licensed or qualified to do business in all jurisdictions in which Borrower has property or business operations, or the failure to be so licensed or qualified will not materially and adversely affect Borrower or its property.

10.2.	Financial Statements

Borrower’s balance sheets, the statements of profit and loss and surplus and the cash flow statements furnished to Lender from time-to-time will be prepared in accordance with GAAP and will fairly, in accordance with and subject to any limitations under GAAP, present Borrower’s financial condition as of the relevant dates and the results of its operations for the applicable time periods.

10.3.	Absence of Conflicting Obligations

The making and execution of the Loan Documents and compliance with their terms will not

(a)	result in a breach of any of the terms and conditions of any material indenture, agreement or instrument to which Borrower is a party or its assets are subject; or

(b)	result in the imposition of any Lien upon any property of Borrower pursuant to, or constituting a default under, any indenture or other agreement or instrument to which Borrower is a party or by which it is bound, except as explicitly provided for in the Loan Documents.

10.4.	Taxes

Borrower has no outstanding unpaid Tax liabilities (except for Taxes which are currently accruing from its current operations and ownership of property, and which are not delinquent), and no Tax deficiencies have been proposed or assessed against Borrower. There have been no audits of Borrower’s federal income tax returns, which have resulted in or are likely to result in the assessment of any material Tax liability against Borrower that has not been paid.

10.5.	Non-Bank Rules

Borrower is and will remain in compliance with the Non-Bank Rules during the term of this Agreement. Lender confirms as of the date of this Agreement that it is considered as one (1) creditor only for the purposes of the Non-Bank Rules. There is no breach of this representation if the violation of the Non-Bank Rules results from (i) an incorrect confirmation given by a Lender under this Clause with respect to its status or (ii) from a Lender having violated its duties under paragraph (c) of Clause 16.3 (Assignments and Participations). For the purposes of its compliance with the Twenty Non-Bank Rule under this Clause 10.5 (Non- Bank Rules), the number of creditors under this Agreement which are not Qualifying Banks shall be deemed to be five (5), irrespective of whether or not there are, at any time, any such creditors.

10.6.	Absence of Material Litigation

Borrower is not a party to any litigation or administrative proceeding, nor so far as is known by Borrower is any litigation or administrative proceeding threatened against it, which in either case, is likely to be adversely determined and, if so determined, would cause any Material Adverse Change, except as disclosed in writing to Lender.

10.7.	Full Disclosure

The written materials delivered by Borrower to Lender in connection with the transactions contemplated by this Agreement do not contain any statement that is false or misleading as to any material fact and do not omit to state any material fact necessary in order to make the statements therein not false or misleading. There are no additional facts that Borrower is aware of that have not been disclosed in writing to Lender that materially affect adversely or, so far as Borrower can reasonably foresee, will materially affect adversely Borrower’s financial condition or business prospects.

10.8.	Compliance with Applicable Laws

Borrower is in compliance in all material respect with all applicable Laws. Borrower has all licenses, permits, orders and approvals that are required under any Governmental Authority in connection with Borrower’s business and properties (Permits), it being understood that any future issuance of Tokens may require further Permits for such issuance to become effective. No notice of any violation has been received with respect of any Permits and no proceeding is pending or, to the best of Borrower’s knowledge, threatened to terminate, revoke or limit any Permits that would cause a Material Adverse Change.

10.9.	Subsidiaries

The Borrower does not hold shares or quotas in any subsidiaries other than WISeCoin R&D Lab. France SAS, a French company with its principal place of business at Arteparc Bachasson, Rue de la Carrière de Bachasson, 13590 Meyreuille, France (WISeCoin R&D).

11.	Negative Covenants

While any of the Obligations remain unpaid, Borrower must not agree (and shall procure that each of its Controlled subsidiaries will not agree) to and must not (and shall procure that each of its Controlled subsidiaries will not) (without Lender’s prior written consent):

11.1.	Restriction on Liens

Except for Permitted Liens, create or permit to be created or allow to exist any Lien upon on any property or assets now owned or acquired in the future by Borrower or its Controlled subsidiaries.

11.2.	Reserved Restriction on Indebtedness

Create, incur, assume, or have outstanding any indebtedness for borrowed money except:

(a)	The Obligations;

(b)	Indebtedness incurred in the ordinary course of Borrower’s business;

(c)	Indebtedness to repay the Loan in full;

(d)	Indebtedness in an amount up to CHF 150,000; and

(e)	Indebtedness for Permitted Liens.

11.3.	Mergers; Consolidations; Organizational Changes

Merge with or into or consolidate with or into any other corporation or entity; or change the country of its incorporation, formation or organization, except a merger or consolidation with an Affiliate.

11.4.	Contingent and Third Party Liabilities

Guarantee or provide a surety (Bürgschaft) or become otherwise contingently liable for any obligations of others, or assume or become obligated for any obligations of others, except (i) in the ordinary course of business or (ii) up to an aggregate amount of CHF 100,000.

11.5.	Changes

Make any substantial change in the nature of its business from that engaged in or already contemplated and disclosed to Lender on the date of this Agreement, engage in any other businesses other than those engaged in or already contemplated and disclosed to Lender on the date of this Agreement, take any action (including as a result of any change to the Term Sheet) that would be materially detrimental to Lender’s security interest securing the Obligations, or cease a material portion of its operations.

11.6.	Restricted Payments and Shareholder Loans

(a)	Make any Restricted Payments.

(b)	Grant a loan to any of its shareholders.

11.7.	At Arm’s Length Transactions

Enter into, or permit or suffer to exist, any transaction or arrangement with any shareholder, employee, director, officer, or member of management, except on terms that are reasonably comparable to what Borrower could obtain in arm’s-length transactions, with persons who have no relationship with Borrower.

11.8.	Certain Debt Payments

Make any payments with respect to any of its indebtedness in violation of any subordination or similar agreement executed in favor of Lender.

11.9.	Certain Agreements

Enter into any agreement containing any provisions which would be violated or breached by any Loan Party’s performance of its obligations under any Loan Document.

11.10.	Negative Pledge

Grant or allow any Liens, or allow any of its Controlled subsidiaries to grant or allow any Liens on any of their assets or properties other than Permitted Liens.

11.11.	Asset Transfers

Other than sales of assets in the ordinary course of business (including, for the avoidance of doubt, the issuance of Tokens and the conversion of the Tokens in Participation Certificates, as contemplated under the Term Sheet) or the sale of obsolete assets, transfer, sell, assign, or convey, or allow any of its Controlled subsidiaries to transfer, sell, assign or convey, any assets or properties, except for fixed assets in the aggregate amount of CHF 200,000 per fiscal year.

11.12.	Subsidiaries

Hold or acquire shares and/or quotas in another Person, other than WISeCoin R&D.

12.	Affirmative Covenants

While any of the Obligations remain unpaid, Borrower must at all times:

12.1.	Existence; Payment of Taxes and Other Liabilities

Maintain (and cause each of its Controlled subsidiaries to maintain) its corporate existence and pay all taxes, assessments and other governmental charges against it or its property, and all of its other liabilities, before they become delinquent and before penalties accrue on these debts and obligations, except to the extent and so long as they are being contested in good faith by appropriate proceedings in a manner as not to cause any material adverse effect upon its financial condition, with adequate reserves provided for such payments, and, upon demand by Lender, posting with Lender of adequate security to protect Lender.

12.2.	Transaction Security

(a)	Provide or procure for the providing of first ranking security interests on all material assets and personal property of every kind and nature of Borrower (including the security agreements listed in Schedule 2), whether existing on the date of this Agreement or thereafter organized or acquired, in each case securing the Obligations, as required by Lender.

(b)	Upon first request of the Lender, the Borrower will promptly grant security over its IP rights. The Lender may request such security, (a) (to the extent legally permissible) if an Even of Default has occurred; and/or (b) if the Borrower holds IP rights which have been registered in a public and/or official register. The Borrower shall inform the Lender of such a registration within 5 (five) Business Days of the filing of the IP right to the register.

(c)	Upon first request of the Lender, the Borrower shall promptly grant security over its shares in WISeCoin R&D, procure that WISeCoin R&D provides a guarantee for the Obligations and grants security over its material assets for the benefit of the Lender. The Lender may request this additional security, (a) (to the extent legally permissible) if an Even of Default has occurred; and/or (b) if the value of WISeCoin R&D`s assets is more than 10% of Borrower`s assets (on a consolidated basis) and/or (c) the EBITDA of WISeCoin R&D is more than 10% of Borrower`s EBITDA (on a consolidated basis). The Borrower shall inform the Lender promptly upon the occurrence of one of the above ((a), (b) or (c)) events.

(d)	Upon first request of the Lender, the Borrower will procure that WISeCoin R&D promptly grants security over its IP rights. The Lender may request such security, (a) (to the extent legally permissible) if an Even of Default has occurred; and/or (b) if WISeCoin R&D holds IP rights which have been registered in a public and/or official register. The Borrower shall inform the Lender of such a registration within 5 (five) Business Days of the filing of the IP right to the register.

12.3.	Accounting System

Maintain (and cause its Controlled subsidiaries to maintain) a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP.

12.4.	Accounting Records; Reports

Borrower will provide to Lender the following in form satisfactory to Lender in its discretion:

(a)	Quarterly Reports

Within 60 calendar days after the end of each quarter, a standalone balance sheet for Borrower as of the close of the calendar quarter, a standalone statement of cash flow of Borrower as of the close of the calendar quarter, standalone statements of income and surplus for the calendar month for Borrower, and a standalone summary schedule of cash positions and accounts payable and accounts receivable aging of Borrower.

(b)	Annual Reports

As soon as available and in any event within 150 calendar days after the close of Borrower’s fiscal year, a copy of Borrower’s standalone and consolidating financial statements, audited by Borrower`s statutory auditor.

(c)	Additional Information

Borrower promptly will provide to Lender additional information concerning Borrower, the Collateral, the operation of Borrower and Borrower’s financial condition, as Lender may reasonably request from Borrower. Lender shall in particular have the right to conduct periodic due diligence to assess the on-going collateral value of the Borrower’s accounts receivable and other Collateral. For as long as no Default or Event of Default has occurred, the Lender (i) will not conduct more than three such examinations per year and (ii) will until the Termination Date not incur costs and expenses of more than USD 20,000.

(d)	Electronic Reporting

At Lender’s option, information and reports required to be submitted by Borrower, to the extent practicable, will be transmitted by electronic mail and will be in a record layout format designated by Lender from time-to-time. All information sent by electronic mail will be deemed an authenticated record sent by the individual and entity whose electronic mail address is provided thereon as “sender” or initiating party.

(e)	Accounting Standards

All financial statements to be provided to Lender under this Agreement must be prepared according to GAAP.

12.5.	Litigation

Promptly furnish Lender, in writing, the details of all material litigation, legal or administrative proceedings, or other actions of any nature materially adversely affecting Borrower or any Controlled subsidiary, including, without limitation, any notices of violation, citation, commencement of administrative proceeding or similar notice, commenced after the date hereof, in which more than USD 200,000 is at issue.

12.6.	Compliance with Applicable Laws

Comply in all material respects with all applicable material Laws and not permit the proceeds of any Loan or any other financial accommodation extended by Lender to be used in any way that violates any foreign asset control regulations of or other similar laws.

12.7.	Further Assurances

At Lender’s reasonable request, promptly execute or cause to be executed and delivered to Lender all documents, instruments and agreements deemed necessary or appropriate to facilitate the collection of any of the Collateral, or otherwise to give effect to or carry out the terms, conditions or intent of this Agreement or any other Loan Document.

12.8.	Notice

Promptly provide Lender written notice of the occurrence of any of the following events, including reasonable particularity as to the relevant facts and circumstances:

(a)	Any Material Adverse Change.

(b)	The occurrence of an Event of Default.

12.9.	Use of Loan

Use the proceeds of the Loan only as provided for in paragraph (a) of Clause 3 (Purpose).

12.10.	Non-Bank Rules

Borrower will remain in compliance with the Non-Bank Rules during the term of this Agreement. Lender confirms as of the date of this Agreement that it is considered as one (1) creditor only for the purposes of the Non-Bank Rules. There is no breach of this covenant if the violation of the Non-Bank Rules results from (i) an incorrect confirmation given by a Lender under this Clause with respect to its status or (ii) from a Lender having violated its duties under paragraph (c) of Clause 16.3 (Assignments and Participations). For the purposes of its compliance with the Twenty Non-Bank Rule under this Clause 12.10 (Non-

Bank Rules), the number of creditors under this Agreement which are not Qualifying Banks shall be deemed to be five (5), irrespective of whether or not there are, at any time, any such creditors.

12.11.	Broker’s Fees

Pay all broker’s, finder’s or similar fees payable to any persons or entities in connection with this Agreement and to defend and hold Lender harmless against any and all such fees.

13.	Defaults

If any one or more of the following events (each an Event of Default) occurs (subject to any stated cure periods), then at Lender’s option as communicated to Borrower, the Loan together with accrued and unpaid interest thereon and all other amounts due by it under this Agreement in full will immediately become due and payable, without further notice of any kind, notwithstanding anything contained to the contrary in this Agreement or in any other agreement, note or document:

13.1.	Default in Payment of Obligations Borrower fails to pay:

(a)	interest within three (3) Business Days or, if the failure to pay is caused by administrative or technical error, five (5) Business Days of the Interest Payment Date; and

(b)	Expenses within three (3) Business Days or, if the failure to pay is caused by administrative or technical error, five (5) Business Days of the date due (Expenses will be due ten (10) Business Days after Lender provides an invoice to Borrower or a written request for payment of the amount due and documents evidencing the Expenses).

13.2.	Default under Loan Documents

(a)	A default in the performance or observance of any term, condition or covenant in this Agreement made or given by Borrower to Lender required to be observed or performed by Borrower that is not cured within fifteen (15) Business Days of the earlier of (i) Lender giving notice to Borrower or (ii) Borrower becoming aware of the non-performance or non-observance; provided that the default is a curable default.

(b)	A default in the performance or observance of any term, condition, or covenant in any Loan Document required to be observed or performed by Borrower that is not cured after any applicable cure period provided under that Loan Document, or if no cure period exists in the applicable Loan Document, then within fifteen (15) Business Days of the earlier of (i) Lender giving notice to Borrower or (ii) Borrower becoming aware of the non-performance or non-observance.

13.3.	Representations or Statements False

Any representation or warranty made by Borrower in a Loan Document or any other document delivered in accordance with the Loan Agreements, or any financial statement delivered to Lender, proves to have been false as of the time when made or given.

13.4.	Default on Other Debt

Borrower fails to pay all or any financial indebtedness in excess of USD 200,000 as and when due and payable, whether at maturity, by acceleration or otherwise, and the default is not cured within the period of grace, if any, specified in the documents(s) evidencing the indebtedness.

13.5.	Judgments

A judgment (to the extent not covered by insurance) is entered against Borrower which exceeds in the aggregate USD 200,000 and remains outstanding and unsatisfied, unbonded or unstayed for until the judgment creditor is permitted to commence enforcement actions under applicable law.

13.6.	Bankruptcy; Insolvency

An Insolvency Event occurs with respect to a Loan Party.

13.7.	Material Adverse Change

The occurrence of a Material Adverse Change.

13.8.	Levy or Attachment

Any Loan Party’s assets having a value in excess of USD 200,000 in the aggregate are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any judicial officer.

13.9.	Challenge to Loan Documents

(a)	Any challenge by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any Lien created by or in any Loan Document or any payment made pursuant thereto.

(b)	Any final determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any Lien created by any Loan Document or any material payment made pursuant thereto.

14.	Remedies on Occurrence of an Event of Default

14.1.	Right and Remedies

Upon the occurrence and during the continuation of an Event of Default after any applicable cure period or grace period, Lender will have all rights and remedies provided by law, under this Agreement or under any of the other Loan Documents. All rights and remedies are cumulative.

14.2.	No Waiver

No delay on the part of Lender in exercising any right, power or privilege under this Agreement or any Loan Document will operate as a waiver, nor will any single or partial exercise of any right, power or privilege under this Agreement or otherwise, preclude other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

15.	Tax Gross-Up and Indemnities

15.1.	Tax Gross-Up

(a)	All payments by the Loan Parties under the Loan Documents must be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding any Excluded Taxes.

(b)	If any Loan Party is required by law to deduct any non-excluded taxes from any sum payable by such Loan Party (i) the amount payable will be increased as may be necessary so that after the Loan Party and Lender have made all required deductions (including deductions applicable to additional sums payable under this paragraph (b)) Lender receives an amount equal to the sum it would have received had no such deductions been made, and (ii) the Loan Party will pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Excluding Lender’s obligations for Excluded Taxes, Loan Parties will indemnify Lender for and hold it harmless against the full amount of taxes of any kind imposed by any jurisdiction, imposed on or paid by Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within ten (10) Business Days from the date Lender makes written demand therefor.

(c)	No additional amounts under this paragraph will be due with respect to a specific Lender if the violation of the Non-Bank Rules results from (i) an incorrect confirmation given by such Lender under Clause 10.5 (Non-Bank Rules) or Clause 12.10 (Non-Bank Rules) with respect to its status as one (1) creditor only for the purposes of the Non-Bank Rules or (ii) from this Lender having violated its duties under paragraph (c) of Clause 16.3 (Assignments and Participations).

15.2.	Tax Indemnity

Borrower will (i) pay all present or future stamp, documentary, excise, property, transfer and other similar taxes (together in each case with interest and penalties, if any) payable or determined to be payable in connection with the execution and delivery of this Agreement, any payment made hereunder or any Loan Document and (ii) hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, taxes any Loan Party is obligated to pay under this Agreement or otherwise.

16.	General Terms

16.1.	Expenses, Fees and Costs; Indemnification; Confidentiality

(a)	Borrower shall pay all Expenses.

(b)	Borrower agrees to indemnify, defend and hold Lender harmless from and against any and all Claims that may be imposed on, incurred by or asserted against Lender in connection with this Agreement or any Loan Document or transaction contemplated hereby or thereby, except for Claims arising from Lender’s willful misconduct or gross negligence.

(c)	Borrower’s obligation to pay the Expenses and all of the reimbursement and indemnification obligations provided for in this Clause 16.1 (Expenses, Fees and Costs; Indemnification; Confidentiality) form, for the avoidance of doubt, part of the Obligations and shall be secured by all Collateral and Guaranties, as the case may be.

16.2.	Currency Conversions

The Loan and payments due to Lender under any Loan Document shall be made in USD, unless otherwise provided in the relevant Loan Document. Any other references in any Loan Document to a local currency will be converted to the USD equivalent using the exchange rates published in the U.S. national edition of the Wall Street Journal for the last Business Day of the month prior to the month in which the currency conversion is to be made.

16.3.	Assignments and Participations

(a)	Borrower may not assign and/or transfer any of its rights and/or obligations under the Loan Documents without the prior written consent of Lender.

(b)	Subject to paragraph (c) of this Clause 16.3 (Assignments and Participations) , Lender may not assign and/or transfer any of its rights and/or obligations under the Loan Documents without the prior written consent of Borrower, which shall not be unreasonably withheld

(whereby any non-compliance with the Non-Bank Rules and non-acceptability of any Non-Qualifying Bank shall constitute, without prejudice to any other reasons, legitimate reasons to withhold consent); provided that Borrower’s confirmation by consent and acceptance will not be required if an Event of Default has occurred and is continuing.

(c)	Sub-participations may be made by Lender to Non-Qualifying Banks provided that Borrower has confirmed by consent that after completion of such sub-participation to a permissible Non-Qualifying Bank, Borrower is still and will remain in compliance with the Non-Bank Rules and that such Non-Qualifying Bank is acceptable to Borrower, which confirmation by consent and acceptance will not be unreasonably withheld or delayed; provided that Borrower’s confirmation by consent and acceptance will not be required if an Event of Default has occurred and is continuing. In connection with the sale of a participation or an assignment of any interest in the Obligations, Lender will be free to provide the participant or assignee, on a confidential basis, any financial or other information in its possession or control related to Borrower and/or any Controlled subsidiary.

16.4.	Right to Inspect and Audit

Lender, through any of its officers, employees or agents and at Borrower’s sole cost and expense, will have the right at any time or times during business hours, or during the usual business hours of any third party having control over any of Borrower’s Business Records (to the extent that Borrower has such right), to inspect and audit the Business Records in order to verify compliance with Borrower’s obligations under the Loan Documents, subject to applicable Law, but for as long as no Default or Event of Default has occurred, not more than three times in a year. Borrower will reimburse Lender for all reasonable and documented out of pocket costs and expenses incurred by Lender for the referenced inspections, examinations and audits, but for costs and/or expenses incurred while no Default or Event of Default is continuing and before the Termination Date, up to an amount of USD 20,000.

16.5.	Exculpation and Indemnity

(a)	Lender shall not be liable for any loss or damage suffered by Borrower by reason of Lender taking any action permitted by this Agreement, except in case of wilful misconduct (Absicht) or gross negligence (grobe Fahrlässigkeit) on the part of Lender (or any officer, employee, agent or delegate of, or appointed by, Lender for which it is responsible pursuant to mandatory applicable law) as determined by a court of competent jurisdiction by final and non-appealable judgement.

(b)	Borrower shall fully release, discharge and indemnify Lender and any delegate and auxiliary person of Lender and keep them fully harmless for any claims raised or brought against them in connection with this Agreement, save in respect of loss or damage suffered as a result of the wilful misconduct (Absicht) or gross negligence (grobe Fahrlässigkeit) on the part of Lender (or any officer, employee, agent or delegate of, or appointed by, Lender for it is responsible pursuant to mandatory applicable law) as determined by a court of competent jurisdiction by final and non-appealable judgement.

16.6.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of Lender, any right, or remedy under a Loan Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Loan Documents. No election to affirm any Loan Document on the part of Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Loan Document are cumulative and not exclusive of any rights or remedies provided by law.

16.7.	Amendments and Waivers

Any amendment or waiver of this Agreement and any other Loan Document or any provision of this Agreement or any other Loan Document (including this Clause 16.7 (Amendments and Waivers)) shall only be binding if agreed in writing by the Parties.

16.8.	Counterparts

This Agreement may be signed in any number of counterparts with the same effect as if all signatures were upon the same instrument.

16.9.	Notices

(a)	All communications or notices that are required or may be given under this Agreement will be made in writing (including telecommunications) and,

(i)	if to Borrower, addressed to the address set forth at the beginning of this Agreement, with a copy to David Oser, Homburger AG, Hardstrasse 201, CH-8005 Zurich, Switzerland, fax +41 43 222 1015, david.oser@homburger.ch, and

(ii)	if to Lender, addressed to it at the address specified at the beginning of this Agreement, and a copy to Alex Nikitine, Walder Wyss AG, Seefeldstrasse 123, CH-8008 Zurich, Switzerland, fax +41 58 658 59 59, alex.nikitine@walderwyss.com and delivered by any of the following means: (i) hand delivery
(ii) Federal Express or other recognized overnight courier service, or
(iii) facsimile transmission with request for assurance of receipt in a manner typical with respect to communications of that type, with a paper copy of the electronic communication sent immediately thereafter by Federal Express or other recognized overnight courier service.

16.10.	Loan Agreement Controls

Anything contained in any other agreement referred to in this Agreement or in any other agreement now existing between Lender and Borrower to the contrary notwithstanding, in the event of any express conflict between the terms and provisions of such other agreement and those contained in this Agreement, the terms of this Agreement will govern and control.

16.11.	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that provision or of any other provision of this Agreement; and the parties to this Agreement shall negotiate in good faith a provision to replace the relevant provision which reflects as closely as possible the original intention and the purpose of this Agreement.

16.12.	Payment Mechanics

(a)	On each date on which Borrower is required to make a payment under a Loan Document, Borrower shall make the same available to Lender for value on the due date at the time and in such funds specified by Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Any payment which is due to be made on a day that is not a Business Day shall be made (i) on the next Business Day in the same calendar month, if there is one, or (ii) if there is not, on the immediately preceding Business Day.

(c)	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

16.13.	Set-Off

(a)	All payments to be made by Borrower under the Loan Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim and Borrower hereby waives its set-off right. For the avoidance of doubt, this waiver of set-off shall also be valid in the bankruptcy of Borrower and Lender.

(b)	Lender may set-off any matured obligation due from Borrower under the Loan Documents against any matured obligation owed by Lender to Borrower, regardless of the place of payment, booking branch, or currency of either obligation. If the obligations are in different currencies, Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16.14.	Patriot Act

Lender may be subject to the requirements of the Patriot Act and hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

16.15.	Confidentiality

Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone other than its agents, Affiliates, and counsel, as it remains non-public, save to the extent required by law, regulation, administrative or court order.

16.16.	Entire Agreement of the Parties

This Agreement, including all agreements referred to or incorporated into this Agreement and the other Loan Documents when duly executed and delivered, constitute the entire agreement between the parties relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements, commitments and understandings between the parties relating to the subject matter of this Agreement and cannot be changed or terminated orally, and will be deemed effective as of the date noted above.

16.17.	Execution of the Agreement

This Agreement may be executed and delivered by each party in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement. This Agreement and any other transaction document relating to this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (e.g., email delivery in .pdf format or similar format), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

16.18.	Governing Law and Jurisdiction

(a)	This Agreement shall in all respects be governed by and construed in accordance with the substantive laws of Switzerland (to the exclusion of conflict of law rules).

(b)	Each Party submits to the exclusive jurisdiction of the competent courts of the city of Zurich, Switzerland.

[Signature page follows]

Signatures

ExWorks Capital Fund I L.P.

/s/ Andy Hall
Name:	Andy Hall	Name:
Title:	CCO	Title:

WISEeCoin AG

/s/ Carlos Moreira		/s/ Peter Ward
Name:	Carlos Moreira	Name:	Peter Ward
Title:	CEO	Title:	CFO

Signature Page

Credit Agreement (USD 4m loan to W1SeCoin AG)

Schedule 1: Term Sheet

TERMS FOR PRIVATE PLACEMENT OF SECURITY TOKENS OF
WISECOIN LTD

March, 2019

The following is a summary of the principal terms with respect to the proposed Security Token Offering of WISeCoin AG, a Switzerland corporation (the “Company”). THIS SUMMARY OF TERMS DOES NOT CONSTITUTE A LEGALLY BINDING OBLIGATION. The parties intend to enter into a legally binding obligation only pursuant to definitive agreements to be negotiated and executed by the parties.

Offering Terms

Capitalization	The Company is a company limited by shares with its registered seat in Zug, Switzerland (registered under registration number CHE-410.898.50 with the Commercial Register of the Canton of Zug). with a share capital of CHF 100,000 divided into 10,000,000 fully paid-up registered (nominal) shares.

Securities to Issue:

Security Tokens of the Company, known as “WISeSecurity Token” or “WCN Token” (the “Security Tokens”). Any Purchaser in possession of 10,000 or more Security Tokens may convert their holding at a rate of 100 Security Tokens (WCN Tokens) for 1 Participation Certificate after a 12 month lock up period. Participation Certificate give holders the same rights as if they would hold the non-voting shares at nominal value of CHF 1.00 including the right to an equivalent share of profits made by the Company.

2,500,000 Security Tokens will be created. If WISeCoin AG issues a dividend, WCN token holders have the right to receive dividends on a pro-rata basis of the equity capital subject to the annual general assembly’s decision.

Aggregate Proceeds:	CHF 23,294,880 in aggregate, although the Company may increase or decrease this amount in its sole discretion.

Purchasers:	“Accredited Investors” within the meaning of Regulation D under the Securities Act of 1933, as approved by the Company (the “Purchasers”).

Price Per Token:	The Price per Security Token will be CHF 12,42 (the “Purchase Price”).

Payment of Purchase Price	The Purchasers may make payment for the Security Tokens in a currency of his or her choice from a list of pre-defined currencies (ETH, BTC, CHF).

Minimum Investment	CHF 1,000,000 (may be waived the Company in its sole discretion).

Restrictions on Sale:	The Security Tokens and any converted Participation Certificate are restricted, meaning that they may only be resold under limited circumstances. Investors must be willing to hold the Security Tokens and any converted Participation Certificate indefinitely. They are being acquired for investment purposes only. Each Purchaser has had the opportunity to consult with his or her own tax advisor regarding the Security Tokens and any converted Participation Certificate.

Voting Rights:	The Security Tokens do not grant any voting rights except as set forth below in Financial Information. Participation Certificates do not carry any voting rights under Swiss law.

Subscription Procedure:	To purchase the Security Tokens, the Purchasers must execute the Company’s subscription agreement. The Company may accept or reject any subscription in its sole discretion.

Financial Information:	Purchasers who have purchased at least 80,500 (eighty thousand and five hundred) Security Tokens will receive standard information and inspection rights.

KYC/AML:	Subject to the Company’s discretion, the Purchasers may be reviewed by the Company to comply with applicable Know Your Customer (“KYC”) and Anti-Money Laundering (“AML”) rules.

Legal Fees and Expenses:	Each party shall bear their own legal fees and expenses.

Information	The Company will provide additional information upon request.

THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE SUMMARY OF THE SECURITY TOKENS. EACH PURCHASER SHOULD READ THE SUBSCRIPTION AGREEMENT AND INFORMATION REGARDING THE SECURITY TOKENS. IN ADDITION, PURCHASERS SHOULD CONSULT THEIR TAX AND LEGAL ADVISORS AS TO THE IMPLICATIONS OF AN INVESTMENT IN THE SECURITY TOKENS.

Each of the undersigned has executed this term sheet as of the date first set forth above.

COMPANY: WISECOIN LTD

By:
Name:
Title:

INVESTOR:

By:
Name:

INVESTMENT PLEDGE

I intend to invest _______________ in the Offering, subject to verification of my “Accredited Investor” status within the meaning of Regulation D under the Securities Act of 1933 and the execution of other definitive investment documents.

Schedule 2: Documents to be delivered on the Date of this Agreement

No.	Document
1.	A certified excerpt of the commercial register and a copy of the articles of association of Borrower, in each case dated not more than five (5) Business Days prior to the date of this Agreement.
2.	A copy of a resolution of the board of directors of Borrower (i) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party, (ii) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf and (ii) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party.
3.	A copy of a specimen of the signature of each person authorized by the resolution referred to in CP no. 2 above or otherwise in accordance with applicable law in relation to the Loan Documents and related documents.
4.	A copy of a certificate of two authorized signatories of Borrower certifying that each copy document relating to it specified above is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.
5.	Audited financial statements of Borrower for the financial year 2018 (and if the audited financial statements for the year 2018 are not available, the unaudited financial statements for 2018).
6.	Duly executed version of this Agreement.
7.	Duly executed Swiss law pledge agreement regarding the pledge of shares in the Borrower between WISeKey International Holding AG as pledgor and Lender as pledgee, including any deliverables identified therein.
8.	Duly executed Swiss law governed assignment agreement regarding the assignment of bank account claims of Borrower between Borrower as assignor and Lender as assignee, including any deliverables identified therein.
9.	Duly executed version of a Swiss law assignment agreement regarding the assignment of certain receivables, intra-group receivables, trade receivables and insurance claims of Borrower between Borrower as assignor and Lender as assignee, including any deliverables identified therein.
10.	A legal opinion of Borrower’s Swiss counsel relating to the capacity of Borrower and Security Grantor to enter into and the validity and enforceability of this Agreement and of any Swiss law governed Security Agreement listed in this Schedule 2 (Documents to be delivered on the Date of this Agreement).

Schedule 3: Funding Conditions

CP No. Condition precedent
Corporate Documents
11.	A copy of a certificate of two authorized signatories of Borrower certifying that subject to CP no. 12 below, each document relating to Borrower referenced in Schedule 2 (Documents to be delivered on the Date of this Agreement) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Funding Date.
12.	Any necessary updates or amendments to the corporate documents of Borrower referenced in the Schedule 2 (Documents to be delivered on the Date of this Agreement), including, but not limited to, a resolution of the board of directors of Borrower (i) approving the terms of, and the transactions contemplated by, the documents representing Funding Conditions and resolving that it execute, deliver and perform all documents representing Funding Conditions to which it is a party, (ii) authorizing a specified person or persons to execute the documents representing Funding Conditions to which it is a party on its behalf and (iii) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the documents representing Funding Conditions to which it is a party.

Schedule 4: Form of Utilization Request

To: ExWorks Capital Fund I, L.P. as Lender, 333 West Wacker Drive, Suite 1620, Chicago, Illinois 60606, USA

From: WISeCoin AG as Borrower, /o WISeKey International Holding AG, General-Guisan-Strasse 6, 6300 Zug, Switzerland

Place/Date: [...], [...]

Dear Madam, dear Sir

We refer to the USD 4,000,000 Term Facility Agreement dated [...] 2019 between WISeCoin AG as Borrower and ExWorks Capital Fund I, L.P. as Lender (each as defined therein, the Agreement).

1.	This is the Utilization Request. Terms defined in the Agreement have the same meaning in this Utilization Request unless given a different meaning in this Utilization Request.

2.	We wish to borrow a Loan on the following terms:

Borrower:	WISeCoin AG

Proposed Funding Date:	[...]

Currency:	USD

Amount of Loan:	4,000,000

Payable to account:	[...]

3.	We confirm that (i) no Default is continuing or would result from the proposed Loan and (ii) all representations and warranties made under the Loan Documents are true and correct as of the date of this Utilization Request and as of the Funding Date.

4.	We confirm that each condition specified in Clause 5 (Conditions of Utilization) of the Agreement is satisfied on the date of this Utilization Request and the Funding Date.

5.	This Utilization Request is irrevocable.

Yours faithfully

WISEeCoin AG:

Name:	Name:
Title:	Title: